Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 28, 2017, with respect to the consolidated financial statements of NRF Holdco, LLC (formerly known as NorthStar Realty Finance Corp. prior to January 10, 2017) included in the Annual Report of Colony NorthStar, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Colony NorthStar, Inc. on Form S-3 (File No. 333-215506) and on Form S-8 (File Nos. 333-197104-01, 333-212739 and 333-215509).

/s/ GRANT THORNTON LLP
New York, New York
February 28, 2017